Exhibit 4.4

Extract of Minutes of the Deliberation of the Sanofi-Aventis Board of Directors Meeting establishing the terms and conditions of the Sanofi-Aventis Stock Option Plan 2009 dated March 2, 2009 (English translation).

[…]

•	2009 STOCK SUBSCRIPTION OPTION PLAN

The Chairman of the Compensation Committee reminds the Board that the Shareholders’ Annual General Meeting of May 31, 2007 authorized the Board of Directors for a period of twenty-six months, under articles L. 225-177 to L. 225-185 of the French Commercial Code, to grant, on one or more occasions, in favor of members of the personnel to be chosen by the Board from among the employees and corporate officers of sanofi-aventis (the “Company”) or of French or foreign companies or groupings related to the Company (the “Group”), stock subscription options or options giving entitlement to purchase existing shares in the Company obtained by the Company repurchasing its own shares on the terms laid down by the law.

The Chairman of the Compensation Committee also reminds the Board that the Board of Directors has already used this authorization at its meeting of December 13, 2007, having on the recommendation of the Compensation Committee decided to grant 11,988,975 stock subscription options to 5,479 beneficiaries.

The Chairman of the Compensation Committee proposes that the Board make further use of the authorization granted by the Shareholders’ General Meeting of May 31, 2007 to grant stock subscription options. He explains that the sanofi-aventis Compensation Committee has considered the terms of these new plans.

The Chairman of the Compensation Committee reminds the Board that the total number of options granted cannot give entitlement to a total number of shares greater than 2.5% of the share capital as of the date of the Board’s decision, i.e. 32,888,136 shares based on the share capital at December 31, 2008 (made up of 1,315,525,463 shares). After taking account of the 11,988,975 stock subscription options already granted by the Board of Directors at its meeting of December 13, 2007, the Board of Directors may now grant no more than 20,899,161 stock subscription options.

[…]

•	Employee Plan

The Board, having deliberated, unanimously decides to grant with effect from this day 7,486,480 share subscription options on the terms proposed by the Compensation Committee and more fully described in the Employee Plan Rules, which are an integral part of the present decision and a copy of which, together with a list of the beneficiaries of the options, will remain appended to the minute of the present decision, the principal terms being as follows:

-	Type of option: share subscription options.

-	Total number of options granted: 7,486,480 options, subject to any adjustments, each giving entitlement to subscribe for one share.

-	Beneficiaries: 5,591 beneficiaries from among the employees of sanofi-aventis and Group companies.

-	Duration: 10 years, up to and including March 1, 2019.

-	Exercise price per option: the exercise price will be the greater of:

(i) the average of the opening quoted prices of sanofi-aventis shares on Euronext Paris for the 20 trading days following the date of the announcement of the Company’s annual results for the year ended December 31, 2008, i.e. from February 12 through March 11, 2008 inclusive; or

(ii) the average of the opening quoted prices of sanofi-aventis shares on Euronext Paris for the 20 trading days preceding this day, i.e. from February 2 through February 27, 2008 inclusive;

such that the exercise price will be set with no discount relative to the average of the quoted market prices on the 20 trading days preceding the date of grant by the Board, in accordance with the 13th resolution of the Shareholders’ Annual General Meeting of May 31, 2007 and with the law.

This price will be payable immediately in cash on exercise of the option.

-	Exercise period: at any time from March 4, 2013 through March 1, 2019, inclusive. Beneficiaries may choose to exercise their options either in a single transaction, or in multiple transactions.

Other than in exceptional circumstances at the discretion of the Chief Executive Officer, a beneficiary will irrevocably lose the right to exercise his or her options in the event of:

•	resignation, in which case the right to exercise the options will be lost on the day that the beneficiary leaves the Group; or

•	dismissal on grounds of gross or serious misconduct, in which case the right to exercise the options will be lost on the day of notification of dismissal.

The right to exercise the options may be temporarily suspended, in particular in the event of corporate actions affecting the share capital.

Special cases:

(i) Beneficiaries who take retirement or early retirement, whether at normal retirement age or on an earlier or later date with the Company’s consent, will retain their right to exercise their options until the end of the period of validity of the options, i.e. up to and including March 1, 2019.

(ii) Beneficiaries who develop a disability classified in the second or third category under article L. 341-4 of the French Social Security Code, i.e. it is impossible for them to carry out any paid work, may exercise their options without being required to observe the four-year lock-up period mentioned in the first paragraph of Article 4 of the Employee Plan Rules, and will retain their right to exercise their options until the end of the period of validity of the options, i.e. up to and including March 1, 2019.

(ii) If a beneficiary dies, his or her heirs and assigns may exercise the options within six months after the date of death, notwithstanding the four-year lock-up period.

-

Disposal of the shares: the shares obtained on exercise of the options may be disposed of on or after March 4, 2013. Subject to this condition, the shares will be negotiable from the date of registration in a share account.

-

Ranking for dividend: the shares obtained on exercise of the options will be wholly fungible with existing sanofi-aventis shares from the date of issue. Consequently, they will be entitled to receive all dividends declared after the date on which they were subscribed.

As an exception to the above, shares subscribed by beneficiaries between January 1 of any financial year and the date of the Shareholders’ Annual General Meeting called to approve the financial statements of the previous financial year will not be entitled until the date of said Meeting to dividends (other than exceptional dividends distributed out of reserves) paid in respect of previous financial years. Consequently, these shares will not be wholly fungible with existing sanofi-aventis shares until after the dividend in respect of that previous financial year has been paid, or if no dividend is distributed, until after said Meeting has been held.

-

Adjustments: in the event of (i) a redemption or reduction of capital, (ii) a change in the allocation of profits, (iii) an allotment of consideration free shares, (iv) increase in the share capital by incorporation of reserves, profits or share premium, (v) a distribution made out of reserves, or (vi) any issuance of equity instruments or of securities giving entitlement to the allotment of equity instruments that offers a subscription right reserved for shareholders, the exercise price and, if necessary, the number of optioned shares will be adjusted accordingly.

In cases where an adjustment mechanism is stipulated by law, that mechanism will be applied.

In cases where no adjustment mechanism is stipulated by law, the Shareholders Meeting or the Board meeting responsible for deciding on the issuance or the transaction may adopt any or all adjusting measures to protect the rights of the beneficiaries, based on the legal or regulatory provisions that apply in the most analogous case.

Full powers are granted to the Chief Executive Officer, with authority to subdelegate on the conditions stipulated by law, to take all measures necessary for implementation of the present decision and more generally of the Employee Plan in compliance with the law, the Company’s bylaws and the Employee Plan Rules. In particular, he will be responsible for confirming the exercise price of the stock subscription options in accordance with the method for determining the price as decided on by the Board and described above. The Chief Executive Officer may also grant derogations as specified in the Employee Plan Rules and decide to suspend the exercise of options.